                                                             EXHIBIT (a)(8)


MedPartners(TM)
------------------------------------------------------------------------------
                                                                NEWS RELEASE

For Immediate Release -

Contacts For MedPartners:                               For Talbert Medical:
Larry R. House                                          Kenneth S. Ord
Chairman of the Board, CEO                              714-436-4852
205-733-8996

Investor Relations:
Randy Pittman
205-733-8996

Media Relations:
Thomas Dingledy
205-733-8996


        MedPartners Announces Acquisition of Talbert Medical Management
        ---------------------------------------------------------------


Birmingham, Alabama - August 14, 1997 - MedPartners, Inc. (NYSE:MDM) today announced it has entered into a definitive agreement to acquire Talbert Medical Management Holdings Corporation (NASDAQ:TMMC) of Costa Mesa, California, pursuant to a tender offer followed by a merger, for $63 per share in cash, or about $200 million. Talbert Medical Management is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five Southwestern states. The acquisition will give Medpartners the opportunity to broaden Talbert's patient and clinic base through MedPartners' agreements with payors and existing clinic network. Efficiencies will also be gained in corporate overhead expenses and other areas.

        MedPartners said the acquisition will be accounted for as a purchase transaction with MedPartners assuming all assets and liabilities of Talbert.
The transaction is contingent on receiving approval from the Federal Trade Commission under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

                                    -more-

Add 1
MedPartners/Talbert

        Talbert Medical Management, founded in 1961 as part of the FHP Health Maintenance Organization (HMO), went public through an initial stock offering in April 1997. FHP International merged with PacifiCare Health Systems, Inc. (NASDAQ:PHYSA and PHYSB) in February 1997. Since then, Talbert has added enrollees from other HMO companies and payors, although PacifiCare still represents a significant portion of the 270,000 patients in the network; 88,000 of Talbert's patients are senior enrollees.

        "Talbert Medical Management represents an excellent source of highly-respected primary and specialty care physicians in the Southwest, and dovetails with our existing network of providers extremely well," said Larry R. House, MedPartners' chairman and chief executive officer. "It also gives us an entree' into three new markets, Salt Lake City/Provo, Tucson, and Albuquerque which are among the major markets in the United States that we have targeted for entry or expansion. Their eight clinics in Phoenix and 24 in Southern California will also significantly increase our presence in these markets."

        "All of us at PacifiCare are supportive of this affiliation of Talbert with MedPartners," said Alan Hoops, president and chief executive officer of PacifiCare. "Because of the long-standing relationship we have with MedPartners, we are confident that the contractual agreements between our company and Talbert will be addressed in a manner which protects all parties' interests."

        Jack D. Massimino, president and chief executive officer of Talbert, noted "Talbert has always strived to achieve excellence in patient care and patient satisfaction. This makes for an excellent fit with MedPartners, which shares the same philosophy. This partnership gives our existing patients an even broader spectrum of physicians and services to choose from. It will also enhance the services received by current MedPartners clients by giving them access to our network of physicians and clinics. We are excited to be associated with MedPartners' more than 13,000 physicians, and have the benefit of their business and clinical expertise. MedPartners' Medical Advisory Committee is on the leading edge of medicine, allowing for the sharing of best clinical and administrative practices across the entire organization. Their physician-led, patient-centered approach is a model for the industry."

                                    -more-

Add 2
MedPartners/Talbert

        MedPartners, based in Birmingham, Alabama, is the nation's largest manager of physician practices, and after the Talbert acquisition will operate in 39 states. The company develops, consolidates and manages healthcare delivery systems. Through the company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. After the acquisition, the company will be affiliated with 13,410 physicians, which includes 3,270 group physicians, 7,688 IPA physicians, 2,211 hospital-based physicians, and 241 correctional and military care physicians. MedPartners also manages the nation's largest independent prescription benefits management
(PBM) company. Through the PBM, the company dispenses 53 million prescriptions annually.


                                     -30-



EDITOR'S NOTE: The attached charts show selected statistical information for MedPartners, Talbert and the combined companies. More information on MedPartners is available on the World Wide Web at http:// www.medpartners.com. Information may also be obtained by calling PR Newswire Company News on Call at 1-800-758-5804 extension 106751.

                             MEDPARTNERS/TALBERT
                          COMBINED STATISTICAL DATA

                                    MEDPARTNERS            TALBERT          COMBINED
                                    -----------            -------          --------
Physicians
  Group                                  2,988                  282            3,270
  IPA                                    7,688                  -0-            7,688
  Hospital-Based                         2,211                  -0-            2,211
  Government Services                      241                  -0-              241
                                     ---------              -------           ------
     Total                              13,128                  282           13,410

Capitated Lives
  Professional Only                    998,380              270,090        1,268,470
  Global                               959,135                  -0-          959,135
                                     ---------              -------        ---------
     Total                           1,957,515              270,090        2,227,605

Payor Type (Lives)
  Commercial                         1,583,470              182,090        1,765,560
  Senior                               163,531               88,000          251,531
  Other                                210,514                  -0-          210,514
                                     ---------              -------        ---------
     Total                           1,957,515              270,090        2,227,605

Practive Locations                         659                   52              711
Hospital-Based Contracts                   327                  -0-              327
Government Services Contracts               60                  -0-               60



                     PHYSICIANS AND ENROLLEES IN SELECTED
                               WESTERN STATES:

                                 MedPartners
                                 -----------

                  Group                     Commercial       Senior          Other           Total
State           Physicians      Sites       Enrollees      Enrollees       Enrollees       Enrollees
-----           ----------      -----       ----------     ---------       ---------       ---------
Arizona            15             5            13,000        1,000           1,000            15,000
California      1,286           174         1,111,000      104,000         112,000         1,327,000
Nevada             16             5            13,000        1,000              -0-           14,000
New Mexico         -0-           -0-               -0-          -0-             -0-               -0-
Utah               -0-           -0-               -0-          -0-             -0-               -0-

TOTAL           1,317           184         1,137,000      106,000         113,000         1,356,000

                          Talbert Medical Management
                          --------------------------

                  Group                     Commercial       Senior          Other           Total
State           Physicians      Sites       Enrollees      Enrollees       Enrollees       Enrollees
-----           ----------      -----       ----------     ---------       ---------       ---------
Arizona            31            14            15,000       18,000           -0-              33,000
California        151            24            70,000       45,000           -0-             115,000
Nevada              4             2             1,000        2,000           -0-               3,000
New Mexico         23             5            12,000       12,000           -0-              24,000
Utah               73             7            84,000       11,000           -0-              95,000

TOTAL             282            52           182,000       88,000           -0-             270,000